Exhibit 10.1
MERCANTILE BANK OF MICHIGAN
DIRECTOR NON-COMPETE AND NON-SOLICITATION AGREEMENT
     In order to comply with the policy of the Board of Directors (the “Board”) of Mercantile Bank of Michigan, a Michigan banking corporation (the “Bank”), that each non-employee director of the Bank enter into a non-compete agreement; to preserve the interests of the Bank in its customers, business, and confidential information; and in consideration of non-compete agreements being entered into by one or more of the other members of the Board, and directors fees, if any, that I may receive; I agree as follows:
1.	Acknowledgment. I acknowledge that I am and will be in possession of confidential information regarding the Bank, its sole shareholder, Mercantile Bank Corporation (“Mercantile”), their respective subsidiaries (collectively, the “Companies” and each a “Company”), and the customers of the Companies, and have or may establish or continue relationships with customers on behalf of the Companies that are valuable to them and their businesses.

2.	Non-Competition. I agree that from the date of this agreement through the earlier of (i) the date one year after I am no longer a member of the Board of Directors of the Bank or any of the other Companies, and (ii) the date of an occurrence of a Change in Control (as defined in Schedule A to this Agreement) of Mercantile (the “Non-Compete Period”); I will not serve as a member of the board of directors or any advisory board of, or directly or indirectly participate in the management or control of, be an employee or officer of, own a substantial interest in, or in any manner engage in, any business or enterprise (other than any of the Companies) that engages in the business of (i) banking or of a savings and loan, credit union or other financial institution, (ii) lending money as its primary business, (iii) taking deposits, or (iv) lease financing; within a fifty (50) mile radius of any of the following Michigan cities: Grand Rapids, Holland, Lansing or Ann Arbor. The sentence above shall not be construed to prohibit me from being a passive owner of not more than 1% of any publicly-traded class of capital stock of any entity, continuing any ownership interest that I now have, or continuing my present work for a company or entity that now employs me.

3.	Non-Solicitation. I agree that during the Non-Compete Period, I will not (i) induce or attempt to induce any employee of any of the Companies to terminate any employment or other relationship with any of the Companies, (ii) in any way materially interfere with the relationship between any of the Companies and any employee of any of the Companies, (iii) hire or attempt to hire, directly or through any entity, any person who was an employee of any of the Companies at any time during the Non-Compete Period, (iv) induce or attempt to induce any partner, client, referral source, customer, supplier, licensee, or any other person with a business relation with any of the Companies, to cease doing business with the Bank or any of the other Companies, or in any way materially interfere with the relationship between any such partner, client, referral source, customer, supplier, licensee, or other person with a business relation, and any of the Companies.

4.	Injunctive Relief. I agree that the Companies would be irreparably harmed by my breach of any of the provisions of paragraphs 2 or 3 above, and that damages at law would not be sufficient to compensate the Companies for the breach. If I breach or threaten to breach any of the terms of this Agreement, any of the Companies, in addition to any other remedies it may have and without limiting its remedies, may apply for and will be entitled to, injunctive relief or specific enforcement to prevent the breach or threatened breach, and may otherwise specifically enforce any of the terms of this Agreement; in each case without having to prove it has actually been damaged by my actions. I agree not to contest any application for injunction or specific performance that any of the Companies may seek, and waive any defense to the granting of relief based on the adequacy of the remedy at law or absence of irreparable harm.

5.	Agreement Reasonable and Necessary. I agree that the duration, area and scope of my agreements in paragraphs 2 and 3 above are reasonable and necessary to protect the legitimate business interests of the Companies, and do not unduly limit my ability to obtain employment or otherwise earn a living at the same general level of economic benefit as I currently enjoy. If at the time of enforcement of this Agreement, a court shall hold (and such holding is not reversed on appeal) that the duration, area or scope provided for in either of paragraphs 2 or 3 above is unreasonable, then such duration, area or scope shall be reduced to the maximum duration, area and scope that is not unreasonable.

6.	Confidential Information. I acknowledge that information obtained by me during my service as a director of the Bank or any of the other Companies concerning their business or customers (“Confidential Information”) is the property of the Companies. I will not at any time, without the prior written consent of the Bank and Mercantile, disclose to any person other than a director, officer or appropriate employee of any of the Companies, or use for my own account or for the account of any person other than a Company, any Confidential Information, except to the extent necessary to comply with applicable laws or to the extent that such information becomes generally known to and available for use by the public other than as a result of my acts or omissions to act. Upon termination of my position as a director of the Bank or of any other Company, I will deliver to the Bank or such other Company, all documents containing Confidential Information or relating to its business or affairs that I may then possess or have under my control.

7.	No Right to Continue as a Director. This Agreement does not confer on me any right to continue as a member of the Board of Directors of the Bank or of any other Company, or to be nominated for election to any Board of Directors. I have the right, in my sole discretion, to resign at any time, from the Board of Directors of the Bank and the Boards of Directors of any of the other Companies on which I serve as a director.

8.	Amendments and Prior Agreements. No provision of this Agreement may be amended or waived, except by a written agreement signed by me and the Bank which expressly refers to and amends this Agreement. This Agreement contains the entire agreement and understanding between me, the Bank and the other Companies with respect to the matters addressed by this Agreement, and no representation, promise, agreement, or understanding, written or oral, with respect to such matters that are not contained in this Agreement shall be of any force or effect. This Agreement shall survive the termination of my position as a director of the Bank.

9.	Successors, Assigns, Benefit and Reliance. This Agreement shall inure to my benefit and to the benefit of the Companies, their successors and assigns, and shall be binding on me, the Bank, and my and the Bank’s heirs, representatives, successors and assigns. Each of the Companies is expressly authorized to rely upon and enforce my agreements and obligations set forth in this Agreement.

10.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without giving effect to the principles of conflicts of law.

11.	Opportunity to Consult with Counsel. I have been advised to confer with counsel of my choice regarding this Agreement, and have had an opportunity to do so before signing this Agreement.
This Agreement is effective this 22nd day of February, 2007.

DIRECTOR

(sign name above)

(print name and address)
ACKNOWLEDGED AND ACCEPTED
MERCANTILE BANK OF MICHIGAN

BY:

ITS:

SCHEDULE A
TO MERCANTILE BANK OF MICHIGAN
NON-COMPETE AND NON-SOLICITATION AGREEMENT
DEFINITION OF CHANGE IN CONTROL
For purposes of this Agreement, a Change in Control shall be deemed to have occurred if:
(i)	Any “person” or “group of persons” as such terms are defined in Section 13 or 14 of the Securities Exchange Act of 1934 (the “Exchange Act”) directly or indirectly purchases or otherwise becomes the “beneficial owner” (as defined in the Exchange Act) or has the right to acquire such beneficial ownership (whether or not such right is exercised immediately, with the passage of time or subject to any condition) of voting securities representing forty percent (40%) or more of the combined voting power of all outstanding voting securities of Mercantile Bank Corporation (“Mercantile”); or

(ii)	During any period of two consecutive calendar years the individuals who at the beginning of such period constitute the Board of Directors of Mercantile cease for any reason to constitute at least the majority of the members thereof unless (1) there are five or more directors then still in office who were directors at the beginning of the period and (2) the election or the nomination for election by Mercantile’s shareholders of each new director was approved by at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period; or

(iii)	The shareholders of Mercantile shall approve an agreement to merge or consolidate Mercantile with or into another corporation as a result of which less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting entity are or are to be owned by the former shareholders of Mercantile (excluding from former shareholders a shareholder who is or as a result of the transaction in question, becomes an affiliate as defined in Rule 12b-2 under the Exchange Act of any party to such consolidation or merger); or

(iv)	The shareholders of Mercantile shall approve the sale of all or substantially all of Mercantile’s business and/or assets to a person or entity that is not a wholly-owned subsidiary of Mercantile.

SCHEDULE REGARDING NON-COMPETE AND
NON-SOLICITATION AGREEMENT SET FORTH ABOVE
     A Non-Compete and Non-Solicitation Agreement in the form set forth above was executed effective February 22, 2007 between Mercantile Bank of Michigan, and each of the following non-employee directors of the Bank, respectively: Betty S. Burton, David M. Cassard, Edward J. Clark, Peter A. Cordes, C. John Gill, Doyle A. Hayes, David M. Hecht, Susan K. Jones, Lawrence W. Larsen, Calvin D. Murdock, Merle J. Prins, Dale J. Visser, and Donald Williams, Sr. Each of the Agreements is the same as the form of the agreement set forth above, except that one of the 13 non-employee directors has signed each, respectively, and each has been signed by an officer of the Bank on its behalf.

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